FORM A





          1700 East Golf Road
          Schaumburg, IL  60173



          Dear :


               You have previously entered into a letter agreement dated _____________ (the "Prior Agreement") as amended from time to time, with Santa Fe Pacific Corporation, formerly known as Santa Fe Southern Pacific Corporation (the "Corporation") providing for certain benefits in the event of termination of your employment following a "change in control of the Corporation" (as the term is defined in the Prior Agreement). On January 25, 1994, the Corporation's Board of Directors approved certain modifications and enhancements to the Prior Agreement. If you wish to accept these changes, you will need to execute this restated Agreement which incorporates the Board's modifications. If you accept this restated Agreement, it will supersede and replace your Prior Agreement in its entirety.

               Santa Fe Pacific Corporation (the "Corporation") continues to consider it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

               The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Corporation.

               In order to induce you to remain in the employ of the Corporation or its Affiliates, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Corporation or its Affiliates, is terminated under the











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          circumstances described below subsequent to a "change in control of the Corporation" (as defined in Section 2).

               1. Term of Agreement. This Agreement shall commence on _____________ and shall continue in effect through _____________; provided, however, that commencing on January 1, 199_, and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given notice that it does not wish to extend this Agreement; and provided further, that if a change in control of the Corporation, as defined in Section 2, shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of not less than the later of (a) thirty-six (36) months beyond the month in which such change in control of the Corporation occurred, (b) in the event Interstate Commerce Commission approval of such change in control involving the Corporation or its Affiliate is required, the effective date of the Interstate Commerce Commission approval or, if later, the first anniversary of the consummation of the transaction, provided, however that if the Corporation determines that it will not consummate the transaction, the date of such determination, or (c) in the event that Interstate Commerce Commission approval of such change in control involving the Corporation or its Affiliate is required, and the Interstate Commerce Commission determines that the proposed transaction will not be approved, the date of such Interstate Commerce Commission determination.

               2. Change in Control. No benefits shall be payable hereunder unless there shall have been a "change in control of the Corporation" as set forth below. For purposes of this Agreement, a "change in control of the Corporation" shall be deemed to have occurred if:

                    (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Corporation or The Atchison, Topeka and Santa Fe Railway Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or The Atchison, Topeka and Santa Fe Railway Company, or any corporation owned, directly or indirectly, by the stockholders of the Corporation or The Atchison, Topeka and Santa Fe Railway Company in substantially the same proportions as their ownership of stock of the Corporation or The Atchison, Topeka and Santa Fe Railway Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or The Atchison, Topeka and Santa Fe Railway Company representing 25% or more of the combined voting power of the Corporation's or The Atchison,











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          Topeka and Santa Fe Railway Company's then outstanding
          securities;

                    (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

                  (iii) the stockholders of the Corporation or The Atchison, Topeka and Santa Fe Railway Company approve a merger or consolidation of the Corporation or The Atchison, Topeka and Santa Fe Railway Company with any other corporation, other than
          (a) a merger or consolidation which would result in the voting securities of the Corporation or The Atchison, Topeka and Santa Fe Railway Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation or The Atchison, Topeka and Santa Fe Railway Company (or such surviving entity) outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Corporation or The Atchison, Topeka and Santa Fe Railway Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's then outstanding securities; or

                    (iv) the stockholders of the Corporation or The Atchison, Topeka and Santa Fe Railway Company approve a plan of complete liquidation of the Corporation or The Atchison, Topeka and Santa Fe Railway Company or an agreement for the sale or disposition by the Corporation or The Atchison, Topeka and Santa Fe Railway Company of all or substantially all of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's assets. For purposes of this clause (iv), the term "the sale or disposition by the Corporation or The Atchison, Topeka and Santa Fe Railway Company of all or substantially all of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of











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          the Corporation or The Atchison, Topeka and Santa Fe Railway
          Company or of any direct or indirect subsidiary of the Corporation or The Atchison, Topeka and Santa Fe Railway Company (including the stock of any direct or indirect subsidiary of the Corporation or The Atchison, Topeka and Santa Fe Railway Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Corporation or The Atchison, Topeka and Santa Fe Railway Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation or The Atchison, Topeka and Santa Fe Railway Company (as hereinafter defined). For purposes of the preceding sentence, the "fair market value of the Corporation or The Atchison, Topeka and Santa Fe Railway Company" shall be the aggregate market value of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's other outstanding equity securities. The aggregate market value of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's common stock shall be determined by multiplying the number of shares of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price for the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of The Atchison, Topeka and Santa Fe Railway Company or any other equity securities of the Corporation shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the Corporation's or The Atchison, Topeka and Santa Fe Railway Company's common stock (in the event such common stock is not publicly traded) or by such other method as the Board of Directors of the Corporation or The Atchison, Topeka and Santa Fe Railway Company shall determine is appropriate.

                    (v) A "change in control of the Corporation" shall also be deemed to have occurred if a distribution of the voting securities of The Atchison, Topeka and Santa Fe Railway Company to the shareholders of the Corporation shall occur.

               3.   Termination Following Change in Control.

               (i) General. If any of the events described in Section 2 constituting a change in control of the Corporation shall have











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          occurred, you shall be entitled to the benefits provided in
          Section 4(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death or Disability, (b) by the Corporation for Cause, or (c) by you other than for Good Reason. In the event your employment with the Corporation or Affiliates is terminated for any reason and subsequently a change in control of the Corporation shall have occurred, you shall not be entitled to any benefits hereunder.

               (ii) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation or Affiliates for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Notwithstanding any other provision of this Agreement, you shall not be considered a terminated employee within the meaning of the SFP Long Term Disability Plan and your rights thereunder shall not be affected by this Agreement.

               (iii) Cause. Termination by the Corporation or an Affiliate of your employment for "Cause" shall mean termination
          (a) upon the willful and continued failure by you to substantially perform your duties with the Corporation or an Affiliate (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in Subsection 3(v)) by you for Good Reason (as defined in Subsection 3(iv)), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct












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          set forth above in this Subsection and specifying the particulars thereof in detail.

               (iv) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Corporation of any of the following circumstances unless, in the case of paragraphs (a), (b), (c), and (d), such circumstances are corrected in all material respects prior to the Date of Termination (as defined in Section 3(vi)) specified in the Notice of Termination (as defined in Section 3(v)) given in respect thereof:

                    (a) Position and Duties. The assignment to you of a position with the Corporation or an Affiliate of the Corporation that violates the following requirements of
               Section 3(iv)(a)(I) or Section 3(iv)(a)(II):

                         (I) Management. You shall not be assigned a position that is not a senior management position. However, this Section 3(iv)(a)(I) shall not prevent you being assigned a senior management position: (A) with an Affiliate of the Corporation, provided that such assignment does not result in a significant reduction of your responsibilities; (B) with responsibilities that are different from the responsibilities assigned to you immediately prior to the time of the change in control of the Corporation, provided that such assignment does not result in a significant reduction of your responsibilities; or (C) with reporting relationships that are different from your reporting relationships immediately prior to the time of the change in control of the Corporation, provided that such assignment does not result in a significant reduction of your responsibilities.

                         (II) Significant Adverse Change in Duties.  You
                    shall not be assigned a position that requires a significant adverse alteration in the nature or status of responsibilities or conditions from those in effect immediately prior to a change in control of the Corporation, provided this will not preclude a change in reporting relationship.

                    Assignment with Affiliate. This Section 3(iv)(a) shall not prevent your being assigned to a position with an Affiliate of the Corporation, but only to the extent that any such position satisfies the requirements of
                    Section 3(iv)(a)(I) and Section 3(iv)(a)(II).











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                    (b)  Compensation.  The failure by the Corporation to
               provide compensation to you which satisfies the requirements of all of Section 3(iv)(b)(I), Section 3(iv)(b)(II), Section 3(iv)(b)(III) and Section 3(iv)(b)(IV):

                         (I) Current Compensation.  The rate of your annual
                    salary and other current cash compensation
                    (disregarding compensation that is contingent on satisfaction of performance standards) shall not be less than the rate of your annual salary and other current cash compensation (disregarding compensation that is contingent on satisfaction on performance standards) immediately prior to the change in control of the Corporation, except that such compensation may be reduced if there are comparable reductions for all senior management employees of the Corporation (or all senior management employees of the Corporation or all senior management employees of an Affiliate of the Corporation, if you are then employed by the Affiliate) and all management personnel of any person in control of the Corporation.

                         (II) Fringe benefits.  You and your family shall
                    be provided with fringe benefit coverage while employed by the Corporation or an Affiliate on substantially the same basis, and to substantially the same extent, as such coverage is provided to other senior management employees of the Corporation or an Affiliate from time to time. For purposes of this Section 3(iv)(b)(II), the term "fringe benefit coverage" shall include coverage provided under any plan that is a welfare benefit plan (as defined in ERISA, which defines welfare benefit plans to include such things as life insurance, health (medical), accident and disability plans) or a pension plan (as defined in ERISA).

                         (III) Material Compensation Plans. The failure of
                    the Corporation to maintain compensation plans that are material to your aggregate compensation in effect prior to a change in control of the Corporation, unless an equitable substitute arrangement is adopted, both in respect to the amount of benefits and level of participation relative to other participants, and in respect to benefits and level of participation that existed at the time of the change of control of the Corporation.

                         (IV) Vacation.  You shall be provided with the
                    number of paid vacation days to which you are entitled on the basis of your years of service with the











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                    Corporation in accordance with the Corporation's normal
                    vacation policy in effect immediately prior to the change in control of the Corporation.

                    (c) Relocation.  The relocation of the Corporation's
               principal executive offices to a location outside the Chicago Metropolitan Area (or, if different, the metropolitan area in which such offices are located immediately prior to the change in control of the Corporation) or the Corporation's requiring you to be based anywhere other than the Corporations' principal executive offices except to the extent you were based outside the principal executive offices prior to the change in control of the Corporation or except to the extent for required travel on the Corporation's business to the extent substantially consistent with your business travel obligations prior to the change in control of the Corporation. Notwithstanding the foregoing, if you retain or are offered a position in another location that is equal to or better in status and responsibilities than the position you held at the time of the change in control of the Corporation, you shall not be entitled to benefits under this Agreement on an after-tax basis, as set forth in
               Section 4(iii)(g).

                    (d) Assumption by Successor.  The failure of any
               successor to the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 5 of this Agreement.

               Your right to terminate your employment pursuant to this
          Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason under this Agreement. For purposes of this Agreement, the term "Affiliate" means (I) any person during any period in which the person directly or indirectly owns more than 50% of the voting power of the Corporation and (II) any other person if more than 50% of the combined voting power of the securities of such person is directly or indirectly owned by the Corporation or by any person described in clause (I) next above.

               (v) Notice of Termination. Subject to any lesser time periods set forth in Subsection 3(vi), any purported termination of your employment by the Corporation or an Affiliate or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 and upon not less than sixty (60) days' written notice. "Notice of Termination"











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          shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

               (vi) Date of Termination, Etc. "Date of Termination" shall mean (a) if your employment is terminated for Disability, thirty
          (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30)-day period), and (b) if your employment is terminated pursuant to Subsection (iii) or (iv) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given); provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer.

               4. Compensation Upon Termination or During Disability. Following a change in control of the Corporation, you shall be entitled to the following benefits during a period of disability,











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          or upon termination of your employment, as the case may be, provided that such period or termination occurs during the term of this Agreement:

               (i) During any period that you fail to perform your full-time duties with the Corporation or Affiliate as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Long Term Disability Plan or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(ii) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such program; however, your receipt of benefits under the SFP Long Term Disability Plan will not be affected by your termination under this Agreement.

               (ii) If your employment shall be terminated by the Corporation or Affiliate for Cause or by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

               (iii) If your employment by the Corporation or Affiliate shall be terminated by you for Good Reason or by the Corporation or Affiliate other than for Cause or Disability, then you shall be entitled to the benefits provided below:

                    (a) the Corporation shall pay to you (1) your full base
               salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, no later than the fifth day following the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due and (2) if you shall so elect, in lieu of your right to receive deferred compensation under the Santa Fe Pacific Supplemental Retirement and Savings Plan or any other similar plan or arrangement, the Corporation shall pay you, no later than the fifth day following the Date of Termination, a lump sum amount, in cash, equal to the deferred amounts together with any earnings credited on such amounts under such plan or arrangement;

                   (b) You shall be entitled to the following:











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                    (I)  If your employment by the Corporation shall be
                         terminated by the Corporation or Affiliate other than for Cause or Disability, or if your employment by the Corporation or Affiliate shall be terminated by you for Good Reason described in
                         Section 3(iv)(b)(I) or Section 3(iv)(b)(III)
                         (relating to certain reductions in compensation), then the Corporation shall pay to you a lump sum severance payment equal to the sum of: (A) 200% of your Annual Salary (as described below), which shall be in lieu of any further salary payments to you for periods subsequent to your Date of Termination, and (B) 200% of the Maximum Incentive Award (as described below), which shall be in lieu of any further payments to you under the Corporation's or Affiliate's annual Incentive Compensation Plan for the year in which your Date of Termination occurs, and for any subsequent years. Payments under this paragraph (I) shall be made to you at the time specified in Section 4(iv).

                   (II) If your employment by the Corporation or Affiliate shall be terminated by you for Good Reason other than as described in Section 3(iv)(b)(I) and
                         Section 3(iv)(b)(III) (relating to certain reductions in compensation), then the Corporation shall make monthly installment payments to you, at an annual rate equal to the sum of (A) 200% of your Annual Salary plus (B) 200% of the Maximum Incentive Award, which payments shall be made for the period beginning on your Date of Termination and ending on the earliest to occur of 1) the 12-month anniversary of your Date of Termination; 2) the date of your death; or 3) the date you are in Competition (as described below). If payments under this paragraph (II) terminate by reason of your being in Competition, such payments shall not recommence regardless of whether you subsequently refrain from Competition. Amounts payable under this paragraph (II) shall be in lieu of any further salary payments to you for periods subsequent to your Date of Termination, and shall be in lieu of any further payments to you under the Corporation's or Affiliate's Annual Incentive Compensation Plan for the year in which your Date of Termination occurs, and for any subsequent years. Payment under this paragraph (II) shall be made in installments notwithstanding any












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                         provisions of Section 4(iv) to the contrary unless
                         mutually agreed by the parties.

                   For purposes of this Section 4:

                   1) Your "Severance Payments" shall be the payments provided under paragraphs 4(iii)(b), (c) and (d) of this Agreement.

                   2) Your "Annual Salary" shall be your annual salary as in effect as of your Date of Termination, the highest consecutive twelve (12) months' salary over the twenty-four (24) month period preceding your Date of Termination, or your annual salary in effect immediately prior to the change in control of the Corporation, whichever is greatest.

                   3) Your "Maximum Incentive Award" shall be the maximum incentive award payable to you under the Corporation's or Affiliate's Annual Incentive Compensation Plan for the year in which your Date of Termination occurs, assuming for purposes hereof that all performance objectives for such year had been met at the maximum levels and that you are entitled to a full award thereunder.

                   4) You shall be considered to be in "Competition" during any period in which you are employed by, perform any material services for, or own any interest in (except for an interest of not more than 1% in any publicly traded business) any Class I railroad, or any company or other enterprise that offers shipping services to the public (including, without limitation, trucking services, rail services, air-freight services, and water-going freight services).

               Notwithstanding the foregoing provisions of this Section 4(iii)(b), in no event shall the amount payable under this
          Section 4(iii)(b) exceed the sum of the amount of salary payments plus the amount of bonus payments (determined on the basis used for determining the amount of your Maximum Incentive Award, above), on an undiscounted basis, which you would have received had you remained in the employ of the Corporation until the earlier of 1) your "Normal Retirement Date" (as defined in the Corporation's Retirement Plan) to the extent permitted by law or
          2) the date on which you are subject to mandatory retirement.
          You may elect, in lieu of receipt of the salary replacement payments described in Section 4(iii)(b)(I)(A) or Section 4(iii)(b)(II)(A), whichever is applicable, the benefits provided











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          for under Section C.1.c. or Section C.1.d., Section D.3, Section
          D.4, and Section D.5 of The Atchison, Topeka and Santa Fe Railway Company Severance Program, as they may be amended from time to time (the "Severance Program"), the terms and provisions of which are incorporated herein by reference. This Severance Agreement is part of a formal severance program and you will receive Vesting and Benefit Service for the period in which severance payments are made to the extent provided in the SFP Retirement Plan.

                   (c) notwithstanding any provision of the Corporation's
               Long Term Incentive Stock Plan and Incentive Stock Compensation Plan, the Restricted Period with respect to any Restricted Stock granted to you thereunder shall lapse and such shares shall be distributed to you at the time specified in Subsection (iv); and in lieu of your Right to receive payment with respect to awards of Performance Units granted in connection with such Restricted Stock, (which Performance Units shall be cancelled upon the making of the payment referred to below), the Corporation shall pay to you, at the time specified in Subsection (iv), a lump sum amount, in cash, equal to the sum of (1) the value of the Performance Units granted to you with respect to performance periods that ended prior to the Date of Termination but have not yet been paid and (2) the aggregate value of the contingent Performance Units granted to you for all incomplete Performance Periods under such plan calculated as if all corporate performance goals had been achieved (thus warranting full value of the Performance Units); provided, however, that if the Date of Termination occurs less than two full years prior to your Normal Retirement Date, then such Restricted Period shall lapse and shares be distributed, and such Performance Units shall be cancelled and such lump sum amount in respect of such Performance Units shall be paid, only to the extent that such lapse and distribution, or payment, would have occurred had you remained in the employ of the Corporation until the earlier of 1) your Normal Retirement Date to the extent permitted by law, or 2) the date on which you are subject to mandatory retirement; provided, further, that any shares of Restricted Stock and Performance Units that are not affected by this Subsection shall continue to be available pursuant to the terms of the aforementioned Plans;

                   (d) in lieu of shares of common stock of the Corporation
               ("Common Shares") issuable upon exercise of outstanding options ("Options"), if any, granted to you under the Corporation's Long Term Incentive Stock Plan and Incentive Stock Compensation Plan, (which Options shall be cancelled upon the making of the payment referred to below), the











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               Corporation shall pay to you, at the time specified in
               Subsection (iv), an amount in cash equal to the product of
               (1) the excess of, in the case of an "incentive stock option" (as defined in section 422A of the Internal Revenue Code of 1986, as amended (the "Code")), the closing price of Common Shares as reported on the New York Stock Exchange on or nearest the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume in the Common Shares is highest) and, in the case of all other Options, the greater of the (a) highest quoted per-share sales price for Common Shares on the New York Stock Exchange during the sixty-day period commencing on the Date of Termination (or, if not listed on such exchange, on a nationally recognized exchange or quotation system on which trading volume of the Common Shares is highest), or (b) the fixed or formula price for the acquisition of shares of Common Stock specified in an agreement in connection with any Change in Control of the Corporation, over the per-share option price of each Option held by you (whether or not then fully exercisable), and (2) the number of Common Shares covered by each such Option; provided, however, that any Options that are not affected by this Subsection shall continue to be available pursuant to the terms of the aforementioned Plans;

                   (e) the Corporation shall pay to you all legal fees and
               expenses incurred by you as a result of such termination (including without limitation all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code, to any payment or benefit provided hereunder);

                   (f) for a twenty-four (24) month period after such
               termination, the Corporation shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this paragraph (f) shall be reduced to the extent comparable employer provided benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. The group medical and dental benefits provided herein are for the purpose of providing "continuation coverage" at employer expense after termination of employment. You shall have no right to additional "continuation coverage" provided under the











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               Consolidated Omnibus Budget Reconciliation Act, except to
               the extent that additional "continuation coverage" may be required by law;

                   (g) the Corporation shall pay you an additional amount
               necessary to provide the benefits under subsection (b) on an after-tax basis, (except that this benefit shall be limited to the extent set forth in Section 3(iv)(c) relating to termination for Good Reason; however, you shall not be entitled to payments or benefits under this Agreement to the extent that any payment or benefit received or to be received by you in connection with a change in control of the Corporation or the termination of your employment (whether pursuant to the terms of this Agreement ("Contract Payments") or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a change in control or any person affiliated with the Corporation or such person (collectively with the Contract Payments, "Total Payments")) would, as determined by tax counsel selected by the Company, result in "Excess Parachute Payments" (as defined below) equal to or greater than three times the "base amount" as defined in section 280G of the Internal Revenue Code of 1986, as amended the "Code"). "Excess Parachute Payments" shall mean "parachute payments" as defined in Section 280G of the Code other than (i) health and life insurance benefits and (ii) payments attributable to any award, benefit or other compensation plan or program based upon the number of full or fractional months of any restricted period (relating thereto) which has elapsed prior to the date of the Change in Control. Furthermore, such payments or benefits provided to a Participant under this Plan shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Participant's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" shall mean the sum of (i) all payments and benefits which a Participant receives or is then entitled to receive from the Company and any of its subsidiaries that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Participant (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.











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                   (h)  for a period of twelve (12) months following such
               termination, the Corporation shall pay the expenses of such outplacement services as you may require, with such services to be performed by Right Associates or similar agency as the Corporation shall designate.

                   (iv) The payments provided for in paragraphs (b), (c) and (d), above, shall, unless you are eligible and elect an option based upon the Corporation's or Affiliates' Severance Program as described in Section 4(iii)(b) or elect to participate in a deferred compensation program, be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                   (v) Except as provided in Subsection (iii)(f) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

                   5. Successors; Binding Agreement. (i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a change in control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession











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          becomes effective shall be deemed the Date of Termination.  As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                   (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                   6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                   7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of












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          Page 18

          the Corporation under Section 4 shall survive the expiration of the term of this Agreement.

                   8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                    9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                   10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Chicago, Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                   11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

                   If you wish to accept this Agreement as amended, please sign both copies of this Agreement and return them by close of business on ______________________. If for any reason, you should not wish to accept the Agreement, please return both copies unsigned. If you have any questions about the Agreement, please contact Ms. Carol Beerbaum.





















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          Page 19

                                          Sincerely,

                                          Santa Fe Pacific Corporation


                                          By _______________________________
                                             Name:   Marsha K. Morgan
                                             Title:  Secretary
           Agreed to this ____  day
           of _______________  199__.


           _________________________________